Exhibit 99

                     IBM Selects Printronix RFID Technology


IRVINE, Calif.--June 15, 2005--Printronix Inc., (NASDAQ:PTNX), the leading integrated supply-chain printing solutions manufacturer; announced today that IBM has extended its agreement with the company. Under the terms of the agreement, IBM will continue to use Printronix technology for its line matrix and thermal bar code printers. In addition, IBM has expanded the agreement by adding Printronix's worldwide leading radio frequency identification (RFID) encoding technology to its product portfolio.

IBM introduced the Infoprint 6700 on June 14th at the IDC RFID Update conference in Boston. IBM's solutions are designed to help customers reduce costs, improve reliability and streamline supply-chain efficiencies.

"This is a milestone in Printronix's position as a world-class OEM partner," said Robert A. Kleist, president and chief executive officer, Printronix. "Not only are we excited that IBM will continue to include our line matrix and bar code technologies in their product lines, we are proud that IBM has recognized our RFID printing technology as the best available. Printronix has helped scores of companies evaluate their supply-chain printing requirements and seamlessly meet RFID compliance mandates. Now, IBM and its customers will benefit from our RFID leadership."

"We have enjoyed a collaborative relationship with Printronix that has benefited our worldwide customer base by providing them with the best line matrix and thermal bar code printing technologies available," said Doug Oathout, vice president, IBM Printing Systems Division. "We have decided to include Printronix's RFID technology in our industrial print portfolio because our clients need a scalable solution that can transition from today's barcode infrastructures to RFID technology when needed. Our $250 million investment in RFID technology is intended to deliver end to end solutions to our customers and Printronix is helping us do just that."

IBM, which is Printronix's largest customer, entered into the technology agreement in 1993, and IBM's expansion of its contract today is evidence of its confidence in Printronix as a technology partner.

Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer


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market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense (the "DOD") and others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve its sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information show that the indicated results or events will not be realized.

About Printronix, Inc.
----------------------

Since 1974, Printronix Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.



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Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384


Investor Contact:                                  Media Contact:
EVC Group, LLC                                     WunderMarx, Inc.
Douglas M. Sherk                                   Cara Good
415-896-6818                                       949-860-2434, extension 312
(dsherk@evcgroup.com)                              (cara.good@wundermarx.com)
Jennifer Beugelmans
415-896-6817
(jbeugelmans@evcgroup.com)